CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Custodian Funds of our reports dated November 18, 2020, relating to the financial statements and financial highlights, which appear in Franklin DynaTech Fund, Franklin Focused Growth Fund, Franklin Growth Fund, Franklin Income Fund, Franklin U.S. Government Securities Fund, and Franklin Utilities Fund’s Annual Reports on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

January 22, 2021